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                                                                     Exhibit 3.3

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                                    EXHIBIT B



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 CMP MEDIA INC.



                  CMP Media Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                  1. The name of the Corporation is CMP Media Inc.

                  2. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on May 24, 1996.

                  3. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), 242, 245 and 228 of the General Corporation Law of the State of Delaware by the unanimous written consent of the Corporation's Board of Directors and stockholders, with written notice being provided to all stockholders in accordance with Section 228(d) of such law. This Restated Certificate of Incorporation restates, integrates, amends and supersedes the provisions of the Certificate of Incorporation of this Corporation as heretofore amended.

                  4. The text of the Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as follows:


                                   ARTICLE ONE
                                      NAME
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                  The name of the corporation is CMP Media Inc. The corporation is referred to herein as the "Corporation".


                                   ARTICLE TWO
                                REGISTERED OFFICE

                  The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.


                                  ARTICLE THREE
                                     PURPOSE

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                  ARTICLE FOUR
                                CAPITAL STRUCTURE

                  The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is seventy-five million (75,000,000) shares, classified into three classes of capital stock, as follows:

                  fifty million (50,000,000) shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock");

                  twenty million (20,000,000) shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"); and

                  five million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").
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                  The Class A Common Stock and the Class B Common Stock
collectively are sometimes referred to as the "Common Stock".


                                  ARTICLE FIVE
                                  COMMON STOCK

                  5.1 Identical Rights. Except as otherwise set forth in this ARTICLE FIVE or as otherwise required by law, the rights and privileges of each class of the Common Stock shall be identical in all respects, including without limitation the right to participate ratably in dividends and liquidation distributions and the right of the members of a class of Common Stock to participate ratably in offers by the Corporation to repurchase shares of Common Stock that are directed to all of the holders of any other class of the Common Stock.

                  5.2  Voting Rights.

                  (a) Class A Common Stock. Except as otherwise required by law, each outstanding share of Class A Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class A Common Stock shall be entitled to one (1) vote for each share of such stock held by such holder.

                  (b) Class B Common Stock. Except as otherwise required by law, each outstanding share of Class B Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of such stock held by such holder.

                  (c) All Classes To Vote As A Single Class. Except as otherwise required by law, the holders of the Common Stock entitled to vote on any matter shall vote together as a single class on all such matters. The stockholders of the Corporation shall not be entitled to cumulate their votes in any election of the directors of the Corporation or with respect to any other matter.
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                  5.3 Dividends. The Board of Directors of the Corporation may
cause dividends to be paid to holders of Common Stock out of funds legally available for the payment of dividends. Any dividend or distribution on the Common Stock shall be payable on shares of Class A Common Stock and Class B Common Stock share and share alike; provided that in the case of dividends payable in shares of Common Stock of the Corporation, or options, warrants or rights to acquire shares of such Common Stock or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for shares of Common Stock of the same class as the class upon which the dividend or distribution is being paid.

                  5.4 Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Class A Common Stock and the holders of Class B Common Stock share and share alike. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 5.4.

                  5.5 Preemptive Rights. No stockholder of the Corporation shall, by reason of holding any equity or voting shares of any class of Common Stock, have any preemptive or preferential right to purchase or subscribe to any shares of any class of Common Stock, now or hereafter to be authorized, or any shares or other securities convertible into or carrying rights or options to purchase any shares of any class of Common Stock, now or hereafter to be authorized, whether or not the issuance of any such shares or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors of the Corporation in its discretion from time
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to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of Common Stock or other securities convertible into or carrying rights or options to purchase any shares of any class of the Corporation, without offering any such shares or securities, either in whole or in part, to the existing stockholders of any class of Common Stock.

                  5.6  Conversion Rights.

                  (a) Class B Voluntary Conversion. Each and every share of Class B Common Stock is convertible into a share of Class A Common Stock at any time at the option of the holder thereof. Such conversion shall be on a share-for-share basis, one share of Class A Common Stock for each share of Class B Common Stock so converted.

                  (b) Class B Automatic Conversion. Each share of Class B Common Stock shall convert automatically into one fully paid and non-assessable share of Class A Common Stock upon its issuance, sale, assignment, gift, pledge, hypothecation or any other transfer to a person or entity other than (i) a member of the Founding Family, (ii) a Permitted Transferee of a holder of Class B Common Stock, or (iii) a Qualified Foundation of a holder of Class B Common Stock (as such terms are defined herein). For purposes of this Section 5.6(b), a holder of Class B Common Stock is sometimes referred to as a "Class B Stockholder", and a "member of the Founding Family" shall mean any of Gerard G. Leeds, Lilo J. Leeds, Michael S. Leeds, Richard A. Leeds, Daniel H. Leeds, Greg Jobin-Leeds, Jennifer Leeds and any lineal descendant (including any adopted child) thereof. For purposes of this Section 5.6(b), a "Permitted Transferee" of a Class B Stockholder shall mean the spouse of any holder of Class B Common Stock, any issue, parent or sibling of such Class B Stockholder, any issue of such sibling, any former spouse of such Class B Stockholder who is the parent of such Class B Stockholder's issue or any entity (including a trust, corporation or partnership) in which such Class B Stockholder and/or any Permitted Transferees of such Class B Stockholder either individually or collectively have the majority voting interest and of which, in the case of a trust or similar entity, the beneficiaries are any of the aforesaid persons; in the case of a corporation or similar entity, the stockholders are any of the
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aforesaid persons; and in the case of a partnership or similar entity, the partners are any of the aforesaid persons. For purposes of this Section 5.6(b), a "Qualified Private Foundation" of any Class B Stockholder shall be a duly organized charitable entity organized pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, provided that (i) such Class B Stockholder has caused such entity to be established, (ii) a majority of the initial and successor trustees, directors or managers, as the case may be, of such entity are either Class B Stockholders and/or their Permitted Transferees, and (iii) any shares of Class B Common Stock owned by such entity are voted by or at the direction of such trustees, directors or managers, as the case may be. Notwithstanding anything to the contrary set forth herein, the foregoing automatic conversion provisions of this Section 5.6(b) shall not be applicable to any transfer of shares of Class B Common Stock by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B Stockholder to an executor, guardian or trustee, respectively, of such Class B Stockholder provided that the beneficial ownership of such shares continues to be held by one or more Permitted Transferees or Qualified Private Foundations of such Class B Stockholder.

     In addition, if at any time the aggregate number of shares of Class B Common Stock that are owned by the members of the Founding Family and by Permitted Transferees and Qualified Private Foundations of Class B Stockholders is less than 20% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding, each share of Class B Common Stock then outstanding shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock and, thereafter, the Corporation shall not have the authority to issue any further shares of Class B Common Stock.


                  (c) Class B Conversion Procedure.

                           (1) Each conversion of shares of Class B Common Stock
pursuant to this Section 5.6 shall be effected by the surrender of the certificate or certificates representing the shares to be converted (hereinafter called the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of the Class B Common Stock) at any time
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during its usual business hours, accompanied by written notice from the holder of such Converting Shares (the "Converting Holder"), stating that such Converting Holder desires to convert the Converting Shares, or a stated number of the shares of Class B Common Stock represented by such certificate or certificates, into an equal number of shares of Class A Common Stock (hereinafter called the "Converted Shares"), as appropriate in accordance with this Section 5.6. Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. Promptly after such surrender and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the Converting Holder's instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation shall deliver to the Converting Holder a certificate (which may contain such legends as appropriate) representing any shares of Class B Common Stock which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted.

                           (2) In the event of the automatic conversion of
shares of Class B Common Stock into shares of Class A Common Stock, the holder of such Converting Shares shall surrender the certificate or certificates representing the Converting Shares in accordance with, and the parties to the transfer and the Corporation shall otherwise comply with, the procedures set forth in Section 5.6(c)(1) hereof; provided, however, that, notwithstanding that any certificates for Converting Shares shall not have been surrendered for cancellation, all such Converting Shares shall no longer be deemed outstanding on and after the effective date of conversion as set forth in Section 5.6(a) or 5.6(b), as the case may be, and all rights with respect to such Converting Shares shall forthwith on the effective date of such transfer cease and terminate, except only the right of the holder or holders thereof to receive the same number of shares of Converted Shares on the conversion thereof.

                           (3) Upon the issuance of shares in accordance with
this Section 5.6(c), such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.
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                  (d) Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock for the purpose of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. All the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Corporation shall take all such action as may be necessary to assure that all such shares of Class A Common Stock or Class B Common Stock may be so issued without violation of any applicable law or regulation. The Corporation shall not take any action that results in any adjustment of the conversion ratio if the total number of shares of Class A Common Stock issued and issuable after such action upon conversion of the shares of Class B Common Stock would exceed the total number of shares of Class A Common Stock then authorized by the Corporation's Certificate of Incorporation, as the same may have been amended or restated.

                  (e) Dividends. If a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on the date set for payment of such dividend or other distribution notwithstanding the conversion thereof hereunder or the Corporation's default in payment of the dividend on such due date.

                  5.7 Change in Class. No shares of one class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the shares of the other class of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and the same manner.

                  5.8 Mergers and Consolidations. In the event of a merger, consolidation or other business combination of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), or in the event of the
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dissolution of the Corporation, provision shall be made so that the holders of each class of Common Stock will be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by holders of the other classes of Common Stock in such merger, consolidation, combination or dissolution; provided, however, that in connection with any such merger, consolidation or business combination in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein; and provided further, however, that if such shares differ as to voting rights, the shares having superior voting rights shall be subject to conversion provisions that are no more or less favorable to the holders of such shares than those provided in ARTICLE FIVE hereof with respect to the Class B Common Stock.


                                   ARTICLE SIX
                                 PREFERRED STOCK

                  Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designations, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

                           (a) The distinctive designation of, and the number of
                  shares of, Preferred Stock which shall constitute such
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                  series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

                           (b) The rate and times at which, and the terms and
                  conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes, of stock of the Corporation and whether such dividends shall be cumulative or non-cumulative;

                           (c) The right, if any, of the holders of Preferred
                  Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes, or of any series of the same or any other class or classes, of stock of the Corporation and the terms and conditions of such conversion or exchange;

                           (d) Whether or not Preferred Stock of such series
                  shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

                           (e) The rights, if any, of the holders of Preferred
                  Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

                           (f) The terms of the sinking fund or redemption or
                  purchase account, if any, to be provided for the Preferred Stock of such series; and

                           (g) The voting powers, if any, of the holders of such
                  series of Preferred Stock, which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with
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                  other series of Preferred Stock or all series of Preferred
                  Stock as a class, to elect one or more directors of the Corporation.


                                  ARTICLE SEVEN
                               PERPETUAL EXISTENCE

                  The Corporation shall have perpetual existence.


                                  ARTICLE EIGHT
                               BOARD OF DIRECTORS

                  8.1 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation, but the stockholders may adopt additional by-laws and may amend or repeal any by-law whether adopted by them or otherwise.

                  8.2 Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

                  8.3 Any director or the entire Board of Directors may be removed, with or without cause, by the vote of the holders of shares of capital stock then entitled to cast a majority of the votes with respect to the election of directors.

                  8.4 The Corporation shall have the power to indemnify its officers, directors, employees and agents, and such other persons as may be designated by the Board of Directors of the Corporation or as may be provided in its by-laws, to the full extent permitted by the laws of the State of Delaware. The directors and officers of the Corporation shall be entitled to such rights of indemnification and advancement of expenses, including attorneys' fees, in the defense of any action or proceeding or threatened action or proceeding in which a director or officer is or may be made a party as the Board of Directors may by resolution prescribe.
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                  8.5 A director of the Corporation shall not be personally
liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article EIGHT by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


                                  ARTICLE NINE
                        SPECIAL MEETINGS OF STOCKHOLDERS

                  Except as otherwise required by law, special meetings of stockholders may be called only by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors or by the President of the Corporation. Except as otherwise required by law, stockholders of the Corporation, in their capacity as such, shall not be entitled to request or call a special meeting of the stockholders.


                                   ARTICLE TEN
                                   AMENDMENTS

                  The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including provisions as may hereafter be added or inserted in this Certificate of Incorporation as authorized by the laws of the State of Delaware) in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons
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whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TEN.


                                 ARTICLE ELEVEN
                              CONSTRUCTION OF TERMS

                  The objects, purposes and powers specified in any clause or paragraph of this Certificate of Incorporation shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of this Certificate of Incorporation. The objects, purposes and powers in each of the clauses and paragraphs of this Certificate of Incorporation shall be regarded as independent objects, purposes and powers. The objects, purposes and powers specified in this Certificate of Incorporation are in furtherance and not in limitation of the objects, purposes and powers conferred by statute.


                  IN WITNESS WHEREOF, this Restated Certificate of Incorporation of CMP Media Inc. has been signed by Michael S. Leeds, its President and Chief Executive Officer, as of the _______ day of July, 1997.


                                       CMP MEDIA INC.



                                       By:  ____________________________
                                            Michael S. Leeds
                                            President and Chief Executive
                                            Officer